Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Larry Gerdes, CEO, larry.gerdes@trcr.com Lance Cornell, CFO, lance.cornell@trcr.com
678-808-0600

October 25, 2007

(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND REPORTS RECORD EARNINGS PER SHARE OF $.19 AND 34% REVENUE GROWTH FOR THE THIRD QUARTER OF 2007

Atlanta, Georgia. TRANSCEND SERVICES, INC. (NASDAQ: TRCR), a leader in providing medical transcription services to the U.S. healthcare market, today announced its results for the quarter ended September 30, 2007.

Revenue for the third quarter of 2007 was $10,629,000, an increase of $2,672,000, or 34%, over third quarter 2006 revenue of $7,957,000. Earnings per share was $0.19 in the third quarter of 2007 compared to $0.04 in the third quarter of 2006.

The $2,672,000 increase in revenue consisted of growth from existing customers of $1,479,000, revenue from new customers of $767,000, revenue contributed from the January 16, 2007 acquisition of OTP Technologies, Inc. of $430,000 and an increase in other revenue of $13,000, offset by a decrease in revenue of $17,000 from customers who terminated their contracts. Excluding the impact of the OTP acquisition, revenue increased 28%.

Sue McGrogan, Chief Operating Officer, stated, “We have maintained a 99% customer retention rate in 2007, which is tangible evidence of our customers’ high satisfaction level and a crucial element to our success. I am particularly pleased that both of the customers that we thought we had lost in the first quarter have returned after experiencing service issues with their other transcription companies. We have become a much more customer-centric company over the last two years, and this focus is paying dividends. The 2007 KLAS report on Medical Transcription Service Organizations was released in August, and I am pleased to announce that we were the top-ranked large transcription company in the study and came in 4th overall.”

Jeff McKee, Senior Vice President of Sales and Marketing, added, “We have sold new business in 2007 which represents approximately $5.6 million in annual revenue and currently have an implementation backlog of approximately $2.4 million in annual revenue. We expect to implement this backlog during the fourth quarter of 2007 and first quarter of 2008. Measured by annual revenue, 68% of the new business we have closed this year has been or is being implemented on our BeyondTXT platform. Another 23% of our new business is on the eScription platform. We are pleased that our recent alliance partnership with eScription has strengthened our sales in this area.”

Gross profit increased $1,733,000, or 94%, to $3,581,000 in the third quarter of 2007 from $1,848,000 in the third quarter of 2006. As a percentage of revenue, gross profit increased to 34% in the third quarter of 2007 from 23% in the third quarter of 2006. The improvement is attributable to the growth of the semi-variable portion of direct costs at a slower rate than the rate of revenue growth, productivity gains from the Company’s speech recognition-enabled BeyondTXT platform and the use of offshore transcription resources.

“Approximately 24% of the Company’s total production volume was edited using speech recognition technology in the third quarter,” stated Lance Cornell, Chief Financial Officer. “By the end of 2009, we hope to have grown that figure to somewhere in the 40% range. There is a significant portion of our work that isn’t available for editing on BeyondTXT because we currently process about

40% of our work on other platforms, but we still have ample opportunity to grow our editing volume. In addition, we processed approximately 15% of our work offshore in the third quarter. We expect offshore volume to grow steadily over the next two years, but we do not expect this growth to impact our domestic workforce. In fact, we plan to expand our domestic workforce for the foreseeable future. As a rule of thumb, we estimate that moving from domestic typing to either domestic editing or offshore typing improves gross profit margins for those reports by roughly 10%.”

Operating expenses, consisting of selling, research and development, general and administrative, and depreciation and amortization expenses, increased by $428,000, or 31%, to $1,805,000 in the third quarter of 2007 compared to $1,377,000 in the third quarter of 2006. Operating expenses were 17% of revenue in both the third quarter of 2007 and the third quarter of 2006. The increase in operating expenses can be attributed primarily to higher medical insurance costs, consulting services, compensation accruals and Sarbanes-Oxley Act compliance costs.

Operating income was $1,776,000, or 17% of revenue in the third quarter of 2007, compared to $471,000, or 6% of revenue, in the third quarter of 2006.

The Company’s effective tax rate was 5% for the third quarter of 2007. As of September 30, 2007, the Company has net operating loss carryforwards of approximately $14.9 million available to offset future taxable income and net deferred tax assets of approximately $5.4 million. We have recorded a valuation allowance of approximately $5.4 million against these net deferred tax assets based upon our determination that the realization of the net operating losses in the future was not sufficiently predictable. If we determine in the future that it is more likely than not that the net operating loss carryforwards will be utilized, the valuation allowance would be reduced, resulting in a credit to income tax expense in that period. Without the valuation allowance, the Company’s effective income tax rate would be approximately 39%, although the cash actually expended for income taxes would be nominal until the net operating loss carryforwards are fully utilized.

Net income for the third quarter of 2007 was $1,655,000, or $0.19 per share, compared to $320,000, or $0.04 per share, in the third quarter of 2006. Net income was 16% of revenue in the third quarter of 2007 compared to 4% of revenue in the third quarter of 2006. If the Company’s effective tax rate had been 39%, net income would have been $1,060,000, or $.12 per share, for the third quarter of 2007. The January 2007 acquisition of OTP Technologies, Inc. contributed approximately $.01 to third quarter earnings per share.

Cash flow from operations for the third quarter of 2007 was $2.3 million.

As of September 30, 2007, the Company had $3.4 million of cash on hand, up from $0.2 million at the end of 2006. Accounts receivable of $4.7 million represented 41 days of revenue outstanding. The Company had $4.2 million of working capital and a current ratio of 2.0:1 as of September 30, 2007. Total debt was $2.2 million as of September 30, 2007, compared to $4.3 million as of December 31, 2006. The weighted average interest rate on the outstanding debt is 3.4%. The Company had no bank debt as of September 30, 2007.

Larry Gerdes, President and Chief Executive Officer, concluded, “I couldn’t be more pleased with our third quarter results, especially the improvement in gross profit margins, strong cash flow from operations and improved liquidity. Our cash on hand plus the availability on our credit facility give us the capacity to help fund potential acquisitions. Although we haven’t been able to close any sizable acquisitions this year, we continue to actively pursue several opportunities. Operationally, we continue striving to become the best transcription company to partner with and to work for in the U.S. I want to thank our customers, employees and shareholders for their continued support.”

Conference Call

Transcend will host a conference call regarding this press release for investors, analysts and other interested parties on October 25, 2007 at 11:00 a.m. ET. To participate in the conference call, please dial (800) 815-8193 (the US/Canada dial-in number) or (706) 643-2724 (the international dial-in number), enter the conference identification number 20667971 and, if asked, identify the conference name as Transcend Services and the leader name as Larry Gerdes. A replay of the conference call will be available by dialing (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and entering the conference identification number 20667971 from two hours after the completion time of the conference call until midnight on November 1, 2007.

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based, speech-recognition enabled, voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription and editing services encompass everything needed to securely receive, type, edit, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing.

For more information, visit http://www.transcendservices.com.

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, business conditions in the integrated health care delivery network market, general economic conditions, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such speak only as of the date made.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited and rounded to the nearest thousand)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$3,367,000	$215,000
Accounts receivable, net of allowance for doubtful accounts of $206,000 and $115,000 at September 30, 2007 and December 31, 2006, respectively	4,715,000	4,578,000
Prepaid expense and other current assets	305,000	78,000

Total current assets	8,387,000	4,871,000
Property and equipment:
Computer equipment	3,477,000	3,371,000
Software	3,189,000	2,907,000
Furniture and fixtures	406,000	291,000

Total property and equipment	7,072,000	6,569,000
Accumulated depreciation and amortization	(5,719,000)	(5,235,000)

Property and equipment, net	1,353,000	1,334,000
Intangible assets:
Goodwill	4,577,000	3,686,000
Other intangible assets	855,000	575,000

Total intangible assets	5,432,000	4,261,000
Accumulated amortization	(340,000)	(216,000)

Intangible assets, net	5,092,000	4,045,000
Other assets	360,000	370,000

Total assets	$15,192,000	$10,620,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Promissory notes payable to related parties	$1,332,000	$1,209,000
Accounts payable	957,000	250,000
Accrued compensation and benefits	1,412,000	1,233,000
Other accrued liabilities	524,000	518,000

Total current liabilities	4,225,000	3,210,000
Long term liabilities:
Line of credit	13,000	1,163,000
Promissory notes payable to related parties	165,000	1,167,000
Promissory notes payable	703,000	751,000
Other liabilities	13,000	22,000

Total long term liabilities	894,000	3,103,000
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 2,000,000 shares authorized and no shares outstanding at September, 30 2007 and December 31, 2006	—	—
Common stock, $0.05 par value; 15,000,000 shares authorized; 8,384,000 and 7,842,000 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	419,000	392,000
Additional paid-in capital	29,770,000	28,355,000
Retained deficit	(20,116,000)	(24,440,000)

Total stockholders’ equity	10,073,000	4,307,000

Total liabilities and stockholders’ equity	$15,192,000	$10,620,000

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and rounded to the nearest thousand)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenue	$10,629,000	$7,957,000	$31,570,000	$23,959,000
Direct Costs	7,048,000	6,109,000	21,588,000	18,437,000

Gross Profit	3,581,000	1,848,000	9,982,000	5,522,000

Operating expenses:
Sales and marketing	87,000	88,000	383,000	316,000
Research and development	151,000	99,000	474,000	283,000
General and administrative	1,364,000	989,000	3,857,000	3,159,000
Depreciation and amortization	203,000	201,000	608,000	613,000

Total operating expenses	1,805,000	1,377,000	5,322,000	4,371,000

Operating income	1,776,000	471,000	4,660,000	1,151,000
Interest expense, net	22,000	86,000	173,000	274,000
Interest expense to related parties	16,000	27,000	55,000	85,000
Other expense	—	26,000	—	68,000

Total interest and other expense	38,000	139,000	228,000	427,000

Income before income taxes	1,738,000	332,000	4,432,000	724,000
Income taxes	83,000	12,000	106,000	29,000

Net income	$1,655,000	$320,000	$4,326,000	$695,000

Basic earnings per share:
Net earnings per share	$.20	$.04	$.53	$.09

Weighted average shares outstanding	8,370,000	7,842,000	8,210,000	7,885,000

Diluted earnings per share:
Net earnings per share	$.19	$.04	$.50	$.09

Weighted average shares outstanding	8,887,000	7,890,000	8,723,000	7,933,000